EXHIBIT 99.1

For immediate release.	Contact:	Michael Martens
913-307-1070

Mediware Continues Growth and Expansion with
Record Revenue in Second Quarter

A strong financial performance resulted from new contracts, service revenue and favorable retroactive R&D tax credits; conference call scheduled for today at 10:00 a.m. EST, 9:00 a.m. CST

LENEXA, KS February 1, 2011 -- Mediware Information Systems, Inc. (Nasdaq: MEDW), a provider of comprehensive healthcare software solutions for blood, medication and performance management, reported total revenue of $13.2 million for the second quarter of the 2011 fiscal year, a $2.4 million or 22 percent increase over the $10.8 million reported in the comparable quarter in fiscal 2010. Net income for the quarter increased to $1.7 million from the $783,000 reported in the comparable quarter of fiscal 2010. Current quarter results include tax benefits of $460,000 or approximately $0.06 per share, of which the largest portion is attributed to a one-time event. Cash increased slightly compared to June 30, 2010 despite a $1.5 million earn-out paid during the quarter as an acquisition exceeded its revenue goals.

Commenting on the quarter, Mediware president and chief executive officer, Thomas Mann, said: “Our results represent a Mediware record in total quarterly revenue that was driven by several important new contracts and strong services associated with new system implementations. In addition, our already strong earnings were enhanced by one-time tax credits and deductions, and a higher capitalization rate on product development spending.

“I am pleased that the contracts signed during the quarter included sales to both new customers and our existing customer base. This mix of net new sales and expansion of current customer relationships is a key part of our growth strategy.”

Among the quarter’s financial highlights:

●	Total revenue of $13.2 million set a new quarterly revenue record.
●	Operating income increased to $2.0 million compared to $727,000 in the same period in FY 2010.
●	Earnings per share more than doubled to $0.21 from the $0.10 reported in the same quarter last year.
●	Capitalization of product development spending was 65% compared to 46% for the same period of FY 2010.
●	Earnings include the favorable impact of a lower tax rate due to the reinstatement of a research and development tax credit applied retroactively to January 1, 2010, and other deductions.

“I’m very pleased with our financial results, but I am equally pleased with the progress we have made to strategically expand in the markets we serve,” continued Mr. Mann. “We added prestigious new customers, such as the Department of Defense which selected our LifeTrak donor management system for use in 28 military health institutions around the world.  We also expanded relationships with several of our existing customers. This includes the likes of Carter BloodCare who recently licensed the new KnowledgeTrak product. These new sales contributed immediately to our market momentum and will continue to deliver revenue for us in the coming quarters.”

The Company will host a teleconference call at 10:00 am Eastern Time (9:00 am Central Time) today to discuss the results.  There will be a question-and-answer session directly following the presentation of the results.

To access the conference call discussing the company’s results, please call (866) 601-3860 (internationally use 706-643-4553). The conference ID for the call is 38603796. A replay of the call will be available after the call’s completion for 5 days at 800-642-1687 (direct dial 706-645-9291). The conference ID required for accessing the playback is 38603796.  After 5 days, the replay will be available in the investor relations section of the company’s web site: www.mediware.com.

Second Quarter Fiscal 2011 Operating Statement Highlights (in thousands) (unaudited):

	Three Months Ended December 31,		Six Months Ended December 31,
	2010	2009	2010	2009

System Sales	$3,343	$2,412	$6,234	$5,214
Services	$9,900	$8,404	$19,539	$16,346
Total Revenue	$13,243	$10,816	$25,773	$21,560
Expenses	$11,221	$10,089	$22,027	$19,824
Operating Income	$2,022	$727	$3,746	$1,736
Net Income	$1,735	$783	$2,787	$1,402
Earnings Per Share - Diluted	$0.21	$0.10	$0.34	$0.18

Condensed Balance Sheet Highlights (in thousands) (unaudited):

	As of December 31, 2010	As of June 30, 2010

Cash and Cash Equivalents	$23,415	$23,340
Working Capital	$22,366	$18,726
Stockholders’ Equity	$50,209	$46,700

About Mediware
Mediware delivers interoperable best-of-breed software systems that improve efficiencies and address safety concerns to enable healthcare organizations to improve care processes while decreasing costs. Core Mediware solutions include blood management technologies for hospitals and blood centers; medication management solutions for hospitals, behavioral health facilities, infusion and specialty pharmacy providers; and business intelligence-based performance management solutions for clinical, regulatory and financial aspects of the broader healthcare market. For more information about Mediware products and services, visit our website at www.mediware.com.

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Certain statements in this press release may constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, as the same may be amended from time to time (the "Act") and  are intended to be covered by the safe harbor created thereby. Such forward-looking statements are not necessarily based on historical facts and involve known and unknown risks, uncertainties and other factors which may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward looking statements. These risk and uncertainties include but are not limited to those disclosed in the Company's Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Company does not intend to, and undertakes no obligation to, update forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial condition or business over time. The Company regularly posts important information to the investor relations section of its website.